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                                                                    EXHIBIT 21.1

                                Subsidiaries of
                           OYO Geospace Corporation


Geo Space, LP, a Texas limited partnership
OYO Geo Space Canada, Inc., an Alberta corporation
OYO Instruments, LP, a Texas limited partnership
OYO Geospace EAME Limited, a United Kingdom company
Concord Technologies, LP, a Texas limited partnership
Geospace Engineering Resources International, LP, a Texas limited partnership Geospace Engineering Resources EAME, Limited, a United Kingdom company
OYO Geospace J.V., LP, a Texas limited partnership
OYO-Geo Impulse, Ltd., a Russia company
5404339 and More Royalties, LLC, a Nevada limited liability company
OYOG Limited Partner, LLC, a Nevada limited liability company
OYO Geospace International, Inc., a Barbados corporation
OYOG, LLC, a Delaware limited liability company
OYOG Operations, LP, a Texas limited partnership